Exhibit 16.1

April 5, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of B456 Systems, Inc.’s (formerly A123 Systems, Inc.) Form 8-K dated April 2, 2013, and have the following comments:

1.              We agree with the statements made in Item 4.01(a).

2.              We have no basis on which to agree or disagree with the statements made in Item 4.01(b).

Yours truly,

/s/ Deloitte & Touche LLP

Boston, Massachusetts